Exhibit 99.1

F-FOUR, LLC

2009 UNIT INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this 2009 Unit Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Managers, Consultants and such other individuals as the Administrator may determine and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 hereof.

(b) “Applicable Laws” means the requirements relating to the administration of unit incentive plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Common Units.

(d) “Award Agreement” means any Option Agreement or Restricted Common Unit Award Agreement.

(e) “Board” means the Board of Managers of the Company (as specified in Section 4.1 of the Operating Agreement).

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and l4(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, will not be deemed to be a Change in Control; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(ii) The consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s operation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee appointed by the Board in accordance with Section 4 hereof.

(i) “Common Unit” means a right to acquire, at a date authorized in the Award Agreement, a Share in the Company, or, in the event of a Trigger Event, means a share of common stock of the resulting corporation.

(j) “Company” means F-Four, LLC, a Delaware limited liability company.

(k) “Consultant” means any person who is engaged by the Company to render consulting or advisory services.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(m) “Employee” means any person employed by the Company. A Service Provider will not cease to be an Employee in the case of any leave of absence approved by the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards (which may have lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(p) “Fair Market Value” means, as of any date, the value of Units determined in good faith by the Administrator.

(q) “Manager” will have the same meaning as such term is defined in Section 1.1(bb) of the Operating Agreement.

(r) “Member” will have the same meaning as such term is defined in Section 1.1(cc) of the Operating Agreement.

(s) “Operating Agreement” means the Operating Agreement of the Company, dated April 9, 2009, as in effect from time to time. Any reference to a section of the Operating Agreement herein will be a reference to any successor or amended section of the Operating Agreement.

(t) “Option” means a Unit option granted pursuant to the Plan.

(u) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(v) “Optionee” means the holder of an outstanding Option granted under the Plan.

(w) “Participant” means the holder of an outstanding Option or Restricted Common Unit award.

(x) “Plan” means this 2009 Unit Incentive Plan.

(y) “Restricted Common Unit” means a bookkeeping entry representing the right to receive one Unit granted pursuant to Section 7. Each Restricted Common Unit represents an unfunded and unsecured obligation of the Company.

(z) “Restricted Common Unit Award Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Restricted Common Unit. The Restricted Common Unit Award Agreement is subject to the terms and conditions of the Plan.

(aa) “RSU Holder” means the holder of an outstanding Restricted Common Unit granted under the Plan.

(bb) “Section 409A” means Section 409A of the Code, and the final regulations and any other guidance issued thereunder.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Service Provider” means an Employee, Manager or Consultant.

(ee) “Share” will have the same meaning as such term is defined in Section 1.1(mm) of the Operating Agreement.

(ff) “Trigger Event” means the consummation of the conversion of the Company or its business into a corporation.

(gg) “Unit” means a Common Unit or share of common stock of the Company into which a Common Unit has been converted, as adjusted in accordance with Section 11 below.

3. Units Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Units that may be subject to Awards and sold under the Plan is 4,000,000 Units. The Units may be authorized, but unissued, or reacquired Common Units. The Company, during the term of this Plan, will at all times reserve and keep available such number of Units as will be sufficient to satisfy the requirements of the Plan.

If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, or, with respect to a Restricted Common Unit, is forfeited to or repurchased by the Company due to the failure to vest, then the unpurchased Units which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Units that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested Units are repurchased by the Company (including if Units issued pursuant to awards of Restricted Common Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Units will become available for future grant under the Plan. Units used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than Units, such cash payment will not result in reducing the number of Units available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure. The Board or a Committee appointed by the Board will administer the Plan. Any such Committee will be constituted to comply with Applicable Laws and the Operating Agreement.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the Operating Agreement and the approval of any relevant authorities, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers and such other individuals to whom Awards may from time to time be granted hereunder;

(iii) to determine the number of Units to be covered by each such Awards granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Units relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Units covered by such Option has declined since the date the Option was granted;

(vii) to institute an Exchange Program;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to construe and interpret the terms of the Plan and Awards granted under the Plan;

(x) to modify or amend each Award (subject to Section l6(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator will be final and binding on all Participants and will be made in conformity in all respects with the Operating Agreement.

5. Eligibility.

(a) Options and Restricted Common Units may be granted to Service Providers as the Administrator may determine.

(b) An Award will merely reflect a right to acquire Units and the Plan will be administered, amended or otherwise interpreted in all cases to ensure that until such time as the Award is exercised in the case of Options or vested in case of Restricted Common Units, the Participant will not be considered a Member and will have no obligation to reflect the income or losses of the Company.

6. Options.

(a) Term of Option. The term of each Option will be stated in the Option Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof.

(b) Option Exercise Price and Consideration.

(i) The Administrator will determine the per unit exercise price for the Units to be issued pursuant to exercise of an Option, provided, however, that the per Unit exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Unit on the date of grant.

(ii) The Administrator will determine the consideration to be paid for the Units to be issued upon exercise of an Option, including the method of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(c) Exercise of Option.

(i) Procedure for Exercise; Rights as a Member. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Unit.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Units with respect to which the Option is exercised (together with any applicable withholding taxes that may arise upon such exercise). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Units issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Units are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive allocations of profits or losses or any other rights as a Member will exist with respect to the Units, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Units promptly after the Option is exercised. No adjustment will be made for an allocation of profit or loss or other right for which the record date is prior to the date the Units are issued, except as provided in Section 11 of the Plan. An Optionee will only be entitled to prospective allocations of profit or loss upon issuance of Units pursuant to an Option exercise.

Exercise of an Option in any manner will result in a decrease in the number of Units thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Units as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within thirty (30) days of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). Unless the Administrator provides otherwise, if on the date of termination the Optionee is not vested as to his or her entire Option, the Units covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Units covered by such Option will revert to the Plan.

(iii) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within six (6) months of termination, or such longer period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). Unless the Administrator provides otherwise, if on the date of termination the Optionee is not vested as to his or her entire Option, the Units covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option will terminate, and the Units covered by such Option will revert to the Plan.

(iv) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months following the Optionee’s death, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to the Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Units covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Units covered by such Option will revert to the Plan.

7. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Administrator in its sole discretion makes an Award transferable, such Award may only be transferred: (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the Securities Act.

8. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of: (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

9. Restricted Common Units.

(a) Grant. Restricted Common Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Common Units, it will advise the Participant in a Restricted Common Unit Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Common Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Common Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Common Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Common Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Common Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. Restricted Common Units will be settled through the issuance of Shares.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Common Units will be forfeited to the Company.

10. Trigger Event. Subject to the provisions of the merger, reorganization or other agreement setting forth the terms of a direct exchange, merger or other reorganization transaction, upon a Trigger Event, all Awards granted under the Plan will be exchanged for or converted into, in such transaction, awards to acquire shares of the resulting corporation’s common stock of which the base amount on which compensation is measured is determined by reference to the value of the resulting corporation’s common stock with terms substantially equivalent to the terms of the awards, as the case may be, they are intended to replace.

11. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. Subject to any required action by the Members of the Company, in the event of any split, reverse split, dividend, recapitalization, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off, repurchase, exchange of Units or other securities of the Company, other distribution of Units or other securities of the Company without the receipt of consideration by the Company, or other change in the corporate structure of the Company affecting the Units occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Units that may be delivered under the Plan and/or the number, class, and price of Units covered by each outstanding Award; provided, however, that the Administrator will make adjustments to the extent required by applicable state securities laws, including, but not limited to, the State of California.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, a Participant will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control following the merger by and among F-Four, LLC, a Delaware limited liability company, Merger Sub I LLC, a Delaware limited liability company, Merger Sub II LLC, a Delaware limited liability company and Infospace, Inc, a Delaware corporation, and John Rodkin, Leo Chang, and Colin McKee, then any outstanding Award shall terminate immediately prior to the specified effective date of the Change in Control; provided, however, that to the extent permitted by applicable law and unless otherwise determined by the Administrator in its discretion (and reflected in the applicable written agreement evidencing the grant of the Award), any unvested Award shall vest and become exercisable or nonforfeitable, as applicable, as to 25% of the unvested shares immediately prior to the specified effective date of the Change in Control. Notwithstanding the foregoing, Awards shall not terminate if, in connection with the Change in Control, they are to be assumed or substituted by the successor corporation or its parent company. Unless otherwise determined by the Administrator in its discretion (and reflected in the applicable written agreement evidencing the grant of the award), if Awards are not assumed or substituted by the successor corporation or its parent pursuant to Award agreements providing substantially equal value and having substantially equivalent provisions as the Awards granted pursuant to this Plan, such Awards shall vest and become exercisable or nonforfeitable, as applicable, as to an additional 25% of the unvested shares, immediately prior to the specified effective date of the Change in Control.

12. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Units pursuant to an Award, the Company will have the power and the right to deduct or withhold, or require an Participant to remit to the Company (or the Participant’s employer), an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Units having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Units having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Units to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

13. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon an Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

14. Date of Grant. The date of grant of an Award will, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such later date as the Administrator may determine. Notice of the determination will be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

15. Term of Plan. The Plan will become effective upon its adoption by the Board. It will continue in effect until terminated under Section 16 of the Plan. Unless sooner terminated under Section 16, it will continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or Member approval of an increase in the number of Units reserved for issuance under the Plan.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Member Approval. The Company will obtain Member approval of any Plan amendment to the extent necessary and desirable to comply with the Operating Agreement and Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17. Conditions Upon Issuance of Units.

(a) Legal Compliance. Units will not be issued unless the issuance and delivery of such Units comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. The Administrator may require a Participant to represent and warrant that the Units are being purchased only for investment and without any present intention to sell or distribute such Units if, in the opinion of counsel for the Company, such a representation is required.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Units hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Units as to which such requisite authority will not have been obtained.

19. Member Approval. The Plan will be subject to approval by the Members within twelve (12) months after the date the Plan is adopted. Such Member approval will be obtained in the degree and manner required under Applicable Laws and the Operating Agreement.

20. Section 409A Compliance. The Plan and the grant of Awards hereunder is intended to comply with the requirements of Section 409A, pursuant to U.S. Treasury Regulation Section 1.409A-l(b)(7) and Internal Revenue Service Notice 2005-1, 2005-2 I.R.B. 274, Q&A 4 and Q&A 7, Section II.E. of the preamble to the proposed Code Section 409A regulations (Reg-158080-04), and Section III.G of the preamble to the final Code Section 409A U.S. Treasury Regulations (TD 9321), so that none of the rights to be provided hereunder will be subject to the additional tax imposed under Section 409A.